Exhibit 10.1

OPTION AGREEMENT

RECITALS

                1.  This Agreement is entered into as of this 1st day of August, 2007, by and between Ace Radio Corporation (“Permittee”), a Texas corporation, whose place of business is at 2801 Via Fortuna Drive, Suite 675, Austin, Texas  78746, and Matinee Media Corporation (“Option Holder”), a Texas corporation, whose place of business is at 2801 Via Fortuna Drive, Suite 675, Austin, Texas  78746.

                2.  Permittee holds a construction permit issued by the Federal Communications Commission (“FCC”) for the new FM radio station more fully described on Exhibit A attached hereto (the “Station”).  Option Holder desires to have the right to acquire the Station including, if applicable, any related Station Assets (defined below), and Permittee is willing to grant Option Holder an option to acquire the construction permit or other FCC authorization for the Station and any related Station Assets, after the applicable construction permit has been granted, and subject to the prior consent of the FCC.

AGREEMENT

                3.  Now, therefore, in consideration of the mutual promises and covenants herein exchanged, and for other good and valuable consideration, the parties agree as follows:

Option Holder’s Option

                4.  Permittee hereby grants Option Holder an exclusive option to acquire its FCC authorization for the Station, subject to the prior approval of the FCC, in exchange for the sum of one million four hundred fifty-two thousand ninety dollars ($1,452,090.00) (the “Purchase Price”).  Upon execution of this Agreement, Option Holder will pay to Permittee the sum of ten dollars ($10.00) (the “Option Price”), by certified or cashier’s check or wire transfer, for the exclusive right to purchase the Station for the Purchase Price.  Permittee agrees that it may not assign or sell the Station or the Station Assets to any third party without Option Holder’s prior written consent.  Such consent will not be unreasonably withheld, but will require that the assignee or purchaser also assumes Permittee’s obligations under this Agreement pursuant to Paragraph 13 hereof.

                5. This option shall also include the right to acquire all tangible and intangible assets used or held by Permittee for use in the operation of the Station, including without limitation the equipment, contracts, leases and the goodwill of the business of the Station (“Station Assets”), free and clear of liens, claims and encumbrance, in exchange for reimbursement of the actual out-of-pocket expenses incurred by Permittee as contemplated in Section 7(b)(ii).

                6.  Option Holder may exercise its option to purchase the Station and, if applicable, the Station Assets by giving written notice to Permittee during a period commencing one day after the date of this agreement and expiring five (5) years thereafter.  Upon Option Holder’s giving notice of exercise of its option, the parties will cooperate in preparing and filing the necessary application for FCC consent, which will be filed within twenty (20) days after Option Holder’s notice of exercise.  Each party will pay its own legal expenses relating to the assignment application, and the FCC filing fee will be paid by Option Holder.  Both parties will prosecute the assignment application in good faith and will not knowingly take any action or fail to take any action so as to jeopardize FCC approval of the assignment, except pursuant to the rights of termination set forth in Paragraph 12 hereof.  FCC consent to the assignment application without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.”  Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible after Option Holder’s exercise of its option hereunder.  The FCC Consent and other FCC actions described in this Agreement shall be “final” at such times as any such action (i) has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) is one with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) is one as to which the time for filing any such appeal, request, petition or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, has expired.

                7.  Closing on the assignment of the Station, and if applicable the Station Assets, will be held at a time and place mutually agreed to by the parties within five (5) business days after the FCC Consent becomes final (as defined above), provided that, at Option Holder’s sole option, the Closing may occur at an earlier date which is after the grant of the initial FCC Consent but prior to finality of that consent.  At the closing:

                a.  Permittee will assign and convey to Option Holder, and will execute any documents required to do so:  the FCC construction permit or license for the Station, any other governmental authorizations associated with that Station, all of its right, title and interest in the call sign for that Station,  and the Station Assets, all free and clear of any lien or encumbrance of any kind.

                b.  Option Holder will pay to Permittee cash, by certified or cashier’s check or wire transfer, in the amount of the sum of (i) the Purchase Price; (ii) the actual out-of-pocket legal and other expenses, including financing costs, incurred by Permittee prior to closing related to (A) processing and prosecuting the FCC construction permit or license for the Station, (B) the “build out” of the Station or (C) the assignment application with the FCC; and (iii) the portion, if any, of any bidding credit that was received by Permittee when it purchased the FCC construction permit for the Station which Permittee must repay to the FCC prior to or as a result of the assignment of the Station hereunder, whether due to the existence of this Agreement, the status of the assignee, the passage of time or otherwise.

                c.  The parties will deliver to each other such other documents and will take such other actions as may be appropriate to fulfill the intent of this Agreement.

                8.  Compliance by Permittee with Paragraphs 7(a) and (c) hereof will be a condition precedent to Option Holder’s obligation to proceed at the closing.  Compliance with Paragraphs 7(b) and (c) hereof by Option Holder will be a condition precedent to Permittee’s obligation to proceed at the closing.

                9.  Prior to the closing, the operation and control of the Station will be the sole right and responsibility of Permittee.  After the closing, operation and control of the Station will become the sole right and responsibility of Option Holder, and Permittee will not directly or indirectly attempt to exercise any control over the Station.

Warranties

                10.  Permittee hereby warrants that it was the high bidder on the construction permit for the Station at an FCC auction; its construction permit for the Station is in full force and effect, and is not subject to any FCC inquiry or investigation to Permittee’s knowledge; that no consent is required by any third party as a condition precedent to its execution of this Agreement; that this Agreement is duly executed and delivered and is enforceable according to its terms; that Permittee is a corporation duly organized and in good standing under the laws of the State of Texas; and that any required corporate action has been taken to enter into and to fulfill the terms and conditions of this Agreement.

                11.  Option Holder hereby warrants to Permittee that it is a corporation duly incorporated and in good standing under the laws of the State of Texas; that any required corporate action has been taken to enter into and to fulfill the terms and conditions of this Agreement; that no consent is required by any third party as a condition precedent to its execution of this Agreement; that this Agreement is duly executed and delivered and is enforceable according to its terms; and that it knows of no reason why it is not legally, financially, technically, and otherwise fully qualified to become the permittee or licensee of the Station.

Termination

                12.  This Agreement may only be terminated by either party as follows:

                a.  If the FCC designates any assignment or other application pertaining to the Station for hearing at any time for any reason, or if the FCC has not acted on the assignment application within eighteen (18) months after it is filed, or if a grant of the assignment application has not become final and beyond administrative or judicial review within twenty-four (24) months after it is filed, then Option Holder may immediately dismiss the assignment application and terminate all aspects of this Agreement with respect to the Station without any liability to Permittee.

                b.  If the Station’s FCC authorization is revoked or not renewed for any reason, effective at such time as the Station is required to cease operation, provided, however, that such an event will under no circumstances be deemed a default hereunder by Permittee that leads to any liability by Permittee to Option Holder.

                c.  If the other party is in default under this Agreement, non-material defaults excluded, and such default is not cured by the defaulting party with 30 days after receiving written notice of such default from the non-defaulting party.

                d.  If any reinterpretation of this Agreement, pursuant to Paragraph 21 hereof, to be consistent with FCC Rules and Regulations and policy or any law or governmental order, would result in a substantial change in the intent of the parties as to their respective economic benefits and obligations hereunder that is reasonably deemed by the terminating party to be materially detrimental to its interests.

Assignment

                13.  This Agreement may not be assigned by either party except as follows:

                a.  Permittee may assign all its rights hereunder to any legal entity that becomes the licensee of the Station and also assumes all of Permittee’s obligations (including but not limited to Option Holder’s option) under this Agreement, provided, however, that Permittee will guaranty such entity’s performance under this Agreement.

                b.  Option Holder may assign all its rights hereunder to any legal entity that also assumes all of Option Holder’s obligations under this Agreement.  Option Holder may also grant a security interest in its rights under this Agreement to any legal entity.

Miscellaneous Provisions

                14.  Permittee acknowledges the unique value of the Station to Option Holder.  Accordingly, in the event of adjudication of a dispute relating to this Agreement, Permittee agrees that Option Holder, subject to obtaining any requisite approval of the FCC, may seek an order of specific performance from a court of competent jurisdiction to enforce its option to acquire the Station, provided, however, that specific performance, if granted, will be in lieu of monetary damages.

                15.  So long as this Agreement remains in effect, Option Holder and Permittee will each notify and furnish the other with a copy, within five (5) days of receipt from the FCC, of any Notice of Violation or other inquiry or notification from the FCC or any other governmental authority relating to any program material broadcast over the Station or any other aspect of Station operation.

                16.  Unless otherwise provided herein, this Agreement will be binding on, and inure to the benefit of, the heirs, successors, and assigns of each party.

                17.  Any notices under this Agreement will be in writing and effective if given by first class or more rapid class of United States mail, postage prepaid, and evidenced by a postal delivery receipt, at the addresses first hereinabove set forth, or as otherwise specified by either party from time to time.

                18.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior written, or prior or contemporaneous oral, understandings or agreements between the parties that relates in any way to the subject matter hereof.  This Agreement may be amended only by a written document signed by the party against which enforcement is sought.

                19.  This Agreement may be signed in one or more counterparts, each of which will constitute an original with full force and effect and all of which will constitute one and the same Agreement.

                20.  Neither party will be liable to the other for failure to fulfill its obligations hereunder because of force majeure, including but not limited to Acts of God, strikes, war, fire, flood, insurrection, other matters totally beyond the control of and not involving fault by the defaulting party, and judicial or administrative orders of bodies of competent jurisdiction.

                21.  Except where governed by federal law, this Agreement will be construed in accordance with the laws of the State of Texas applicable to transactions conducted entirely within that state.  This Agreement will be subject to the Rules and Regulations and policies of the FCC and will be interpreted to the extent possible to be consistent with such Rules and Regulations and policies as they exist from time to time.

                22.  The headings in this Agreement are for the convenience of the parties only and will not affect the substantive provisions hereof.

                23.  The individual executing this Agreement on behalf of Option Holder warrants that he is duly authorized to represent and to bind Option Holder and that Option Holder has taken any and all corporate or other action necessary to make this Agreement legally binding on it.

                24.  The individual executing this Agreement on behalf of Permittee warrants that he is duly authorized to represent and to bind Permittee and that Permittee has taken any and all corporate or other action necessary to make this Agreement legally binding on it.

                25.  Nothing herein will be deemed to make Permittee and Option Holder partners, joint venturers, or principal and agent in any respect or to give any third party any rights against either of them.

                26.  No waiver or forbearance by either party with respect to any of its rights under this Agreement will constitute a waiver or forbearance of any other right or will obligate either party to continue any prior waiver or forbearance in effect.

[signature page follows]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

Option Holder		Permittee

Matinee Media Corporation		Able Radio Corporation

By:	/s/ Robert Walker	By:	/s/ Stephen M. Hackerman
	Robert Walker, President		Stephen M. Hackerman, President

Exhibit A

Morristown, Arizona

Service Designation: FM   ‘Full Service’ FM station

Channel/Class: 258C2  Frequency:  99.5 MHz

File No.:    BMPH-20070119AHF     Facility ID number: 166065

CDBS Application ID No.: 1168006

34° 07’ 56.” N Latitude
112° 45’ 0” W Longitude (NAD 27)

Polarization:	Horizontal	Vertical
Effective Radiated Power (ERP):	50.0	50.0	kW ERP
Antenna Height Above Average Terrain:	150.	150	meters HAAT
Antenna Height Above Mean Sea Level:	1164.	1164.	meters AMSL
Antenna Height Above Ground Level:	218.	218.	meters AGL